                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                      AND
          ALL OUTSTANDING WARRANTS TO PURCHASE SHARES OF COMMON STOCK
                                       OF
                         EXIDE ELECTRONICS GROUP, INC.
                                       AT
                      $29.00 NET PER SHARE OF COMMON STOCK
                                      AND
                            $15.525 NET PER WARRANT
                                       BY
                          BTR ACQUISITION CORPORATION
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                                    BTR PLC

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON MONDAY, NOVEMBER 17, 1997, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 16, 1997 (THE 'MERGER AGREEMENT'), BY AND AMONG BTR PLC ('PARENT'), BTR ACQUISITION CORPORATION (THE 'PURCHASER') AND EXIDE
ELECTRONICS GROUP, INC. (THE 'COMPANY'). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE OFFER AND MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS
THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (INCLUDING WARRANTS) PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED A NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST 80% OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE 'MINIMUM CONDITION') AND (II) ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE 'HSR ACT'), AND UNDER CERTAIN OTHER APPLICABLE FOREIGN ANTITRUST STATUTES HAVING EXPIRED OR TERMINATED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 15. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING. THE PARTIES HAVE ALSO AGREED THAT IF THE MINIMUM CONDITION IS NOT ACHIEVED, THEY WILL PURSUE A CASH MERGER, AT THE SAME PRICE, WHICH WOULD REQUIRE THE VOTE OF A MAJORITY OF THE COMPANY'S OUTSTANDING VOTING STOCK.

                            ------------------------

                                   IMPORTANT

    Any Shareholder desiring to tender all or any portion of such Shareholder's Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such Shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer as set forth in Section 2, hereof, or (ii) request such Shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Shareholder. A Shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Shareholder desires to tender such Shares. As used herein, Shares means shares of Common Stock and the Warrants, and Shareholders means holders of Shares, unless the context indicates otherwise.

    References to shares of Common Stock include references to the associated Rights, unless the context indicates otherwise. In order validly to tender shares of Common Stock, a Shareholder must tender the associated Rights. Unless and until the Distribution Date of the Rights, the tender of a share of Common Stock will constitute the tender of the associated Rights. See Section 2.

    If a Shareholder desires to tender Shares and such Shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shareholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

    Questions and requests for assistance may be directed to Wasserstein Perella & Co., Inc., the Dealer Manager, or MacKenzie Partners, Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies and other nominees.
                            ------------------------

                      The Dealer Manager for the Offer is:
                        WASSERSTEIN PERELLA & CO., INC.

October 20, 1997

                               TABLE OF CONTENTS

                                                                                                         PAGE
                                                                                                         ----
INTRODUCTION..........................................................................................      1
SECTION 1.     TERMS OF THE OFFER.....................................................................      3
SECTION 3.     PROCEDURES FOR TENDERING SHARES........................................................      4
SECTION 3.     WITHDRAWAL RIGHTS......................................................................      7
SECTION 4.     ACCEPTANCE FOR PAYMENT AND PAYMENT.....................................................      7
SECTION 5.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES................................................      8
SECTION 6.     PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES.........................................      9
SECTION 7.     CERTAIN INFORMATION CONCERNING THE COMPANY.............................................     10
SECTION 8.     CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER................................     12
SECTION 9.     BACKGROUND OF THE OFFER................................................................     13
SECTION 10.    THE MERGER AGREEMENT; THE STOCKHOLDER AGREEMENT........................................     14
SECTION 11.    PURPOSE OF THE OFFER; PLANS FOR THE COMPANY............................................     21
SECTION 12.    SOURCE AND AMOUNT OF FUNDS.............................................................     22
SECTION 13.    EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION; MARGIN
                 REGULATIONS..........................................................................     22
SECTION 14.    DIVIDENDS AND DISTRIBUTIONS............................................................     23
SECTION 15.    CERTAIN CONDITIONS OF THE OFFER........................................................     23
SECTION 16.    CERTAIN LEGAL MATTERS..................................................................     24
SECTION 17.    FEES AND EXPENSES......................................................................     26
SECTION 18.    MISCELLANEOUS..........................................................................     27
SCHEDULE I.    DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER...............................    S-1

To the Holders of Shares of
  Exide Electronics Group, Inc.:

                                  INTRODUCTION

     The Purchaser, a Delaware corporation and an indirect wholly owned subsidiary of Parent, an English public limited company, hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the 'Common Stock'), and all outstanding warrants to purchase shares of Common Stock at $13.475 per share of Common Stock (the 'Warrants') of the Company, a Delaware corporation, at a price of $29.00 per share of Common Stock (the 'Stock Price') and $15.525 per Warrant to purchase one share of Common Stock (the 'Warrant Price'), in each case net to the seller in cash, without interest thereon (the 'Offer Price'), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the 'Offer'). Unless the context indicates otherwise, as used herein, Shares shall mean shares of Common Stock and Warrants, and Shareholders shall mean holders of Shares. Unless the context indicates otherwise, all references to shares of Common Stock shall include the associated Rights issued pursuant to the Rights Agreement, dated as of November 25, 1992, as amended (the 'Rights Agreement'), between the Company and First Union National Bank of North Carolina, as Rights Agent.

     Tendering Shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, any tendering Shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such Shareholder or other payee pursuant to the Offer. See Section 2. The Purchaser will pay all charges and expenses of Wasserstein Perella & Co., Inc. ('Wasserstein Perella'), as Dealer Manager (in such capacity, the 'Dealer Manager'), ChaseMellon Shareholder Services, L.L.C., as Depositary (the 'Depositary'), and MacKenzie Partners, Inc., as Information Agent (the 'Information Agent'), incurred in connection with the Offer.

     The Offer is being made pursuant to the Merger Agreement which provides that the Purchaser will commence the Offer and that upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including the Minimum Condition (as defined below)), the Purchaser will purchase all shares validly tendered pursuant to the Offer. The Merger Agreement also provides that following consummation of the Offer, the Purchaser will merge with and into the Company (the 'Merger'). Pursuant to the terms of the Certificate of Incorporation of the Company, the Merger will require the affirmative vote of holders of 80% of the outstanding voting stock. Parent and the Company intend to proceed simultaneously with an alternative to this two-step transaction in which the Company pursues a cash merger at the Offer Price (the 'One-Step Transaction'). The One-Step Transaction would require the affirmative vote of a majority of the Company's outstanding voting stock. In the event the Minimum Condition is not fulfilled, the Merger Agreement contemplates that the Offer will be terminated and Parent and the Company will seek to implement the One-Step Transaction.


     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE OFFER AND MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (INCLUDING WARRANTS) PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED A NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST 80% OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE AND
(II) ALL APPLICABLE WAITING PERIODS UNDER THE HSR ACT AND UNDER CERTAIN OTHER APPLICABLE FOREIGN ANTITRUST STATUTES HAVING EXPIRED OR TERMINATED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 15. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

     At the effective time of the Merger (the 'Effective Time'), each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company, or Shareholders that perfect their dissenter's rights under Delaware law) will be converted into the right to receive the Stock Price and each holder of a Warrant which has not been purchased by Parent in the Offer, shall receive in respect to each Common Share that may have been acquired upon exercise of such Warrant an amount equal to the amount (if any) by which the Stock Price applicable to one share of Common Stock exceeds the exercise price per share of such Warrant. The Merger Agreement is more fully described in Section 10.

     The Merger Agreement provides that, except as provided therein, following satisfaction or waiver, if permissible, of the conditions to the Offer and subject to the terms and conditions thereof, the Purchaser will accept for payment, in accordance with the terms of the Offer, all Shares validly tendered pursuant to the Offer and not withdrawn as soon as it is permitted to do so pursuant to applicable law. The Offer will not remain open following the time Shares are accepted for payment.

     Under the General Corporation Law of the State of Delaware (the 'DGCL'), if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding shares of each outstanding class of capital stock of the Company, the Purchaser will be able to approve the Merger without a vote of the Shareholders. In such event, the Parent, the Purchaser, and the Company have agreed in the Merger Agreement to take, at the request of the Purchaser and subject to the satisfaction of the conditions set forth in the Merger Agreement, all necessary and appropriate actions to cause the Merger to become effective as soon as reasonably practicable after the acquisition of such 90% without a meeting of the Shareholders, in accordance with Section 253 of the DGCL. If, however, the Purchaser does not acquire at least 90% of the outstanding shares of each outstanding class of capital stock of the Company pursuant to the Offer or otherwise and a vote of the Shareholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger. In the Merger Agreement, Parent, the Purchaser, and the Company have agreed that if immediately prior to the scheduled Expiration Date (as hereinafter defined) the Shares tendered pursuant to the Offer are less than 90% of the outstanding shares of each outstanding class of capital stock of the Company, Purchaser may extend the Offer for a period or periods aggregating up to ten business days from the then applicable Expiration Date (as hereinafter defined) and, thereafter, with the written consent of the Company.

     Concurrently with the execution of the Merger Agreement, Parent and the the Purchaser entered into a Stockholder Agreement (the 'Stockholder Agreement') with certain Shareholders (the 'Four Shareholders'). Pursuant to the Stockholder Agreement, upon the terms set forth therein, the Four Shareholders have agreed to tender, in accordance with the terms of the Offer, 2,273,033 Shares (including Shares issuable upon conversion of Series G Convertible Preferred Stock, par value $.01 per share (the 'Preferred Stock')) owned (beneficially or of record) by such Four Shareholders. The Shares subject to the Stockholder Agreement represent approximately 19.9% of the shares of the outstanding Common Stock. See Section 10.

     The Company has represented and warranted that, as of October 15, 1997, there were (a) 10,745,802 shares of Common Stock issued, of which 322,462 were owned by the Company, (b) 1,000,000 shares of Preferred Stock outstanding, (c) 309,283 shares of Common Stock reserved for issuance upon exercise of Warrants,
(d) 894,502 shares of Common Stock reserved for issuance pursuant to options and
(e) 119,000 shares of Common reserved for issuance upon exercise of Employee Stock Purchase Plan, as amended (the 'ESPP') rights. Each share of Preferred Stock is convertible into a number of shares of Common Stock based upon a share for share exchange together with shares issuable for accrued and unpaid dividends and is entitled to a vote equal to the number of shares of Common Stock into which such share of Preferred Stock is convertible. The Preferred Stock votes together with the Common Stock as a single class. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of the Purchaser, issue any additional Shares (except on the exercise of outstanding options, Warrants, Preferred Stock and employee stock purchase rights).

     Based on the foregoing and assuming no additional Shares (or options, warrants or rights exercisable for, or securities convertible into, Shares) have been issued other than as set forth above (other than Shares issued pursuant to the exercise of the stock options, Warrants, Preferred Stock and employee purchase stock rights referred to above), if the Purchaser were to purchase approximately 10,251,000 Shares pursuant to the Offer (including the 2,273,033 Shares held by the Four Shareholders who have previously agreed to tender such shares), the Minimum Condition would be satisfied.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

SECTION 1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date. The term 'Initial Expiration Date' means 12:00 midnight, New York City time, on Monday, November 17, 1997, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term 'Expiration Date' shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the HSR Act and under certain other applicable foreign antitrust statutes. See Section 15. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the 'Commission'), purchase all Shares validly tendered or (iii) extend the Offer and, subject to the right of Shareholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is extended. The Merger Agreement provides that if the conditions to the Offer are not satisfied, or waived by the Parent, as of the Initial Expiration Date (or any subsequently scheduled expiration date), Parent will extend the Offer from time to time for the shortest time periods which it reasonably believes are necessary until the consummation of the Offer.

     Subject to the Merger Agreement and the applicable rules and regulations of the Commission, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, to (a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of any Shares, by giving oral or written notice of such extension and delay to the Depositary or
(b) waive or reduce any condition or amend the Offer in any other respect by giving oral or written notice of such waiver or amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw such Shareholder's Shares. See Section 3. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer. Without the prior written consent of the Company, the Purchaser will not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares or Warrants sought to be purchased in the Offer, change the conditions to the Offer set forth in Section 15 of this Offer to Purchase, waive or reduce the Minimum Condition to lower than 50% of the fully diluted Common Shares, impose additional conditions to the Offer or amend any other term of the Offer, provided, however, that if all the conditions to the Offer are then satisfied or waived, Parent, in order to permit the Merger to become effective without a meeting of the Shareholders in accordance with Section 253 of the DGCL, shall have the right (i) to extend the Offer for a period or periods aggregating up to ten business days from the then effective Expiration Date, provided, that prior to any such extension Parent and the Purchaser shall deliver to the Company a written notice that all conditions set forth in Section 15 of this Offer to Purchase are permanently deemed to be satisfied except for a failure of the Minimum Condition to occur or any other such conditions the failure of which results from an intentional breach thereof by the Company, and
(ii) thereafter to extend the Offer with the prior written consent of the Company and, provided further, that Parent may extend the Offer to the extent required by law or regulation.

     If by the Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the Merger Agreement and the applicable rules and regulations of the Commission, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering Shareholders, (b) waive or reduce all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date,
(c) extend the Offer and, subject to the right of Shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

     The rights reserved by the Purchaser in the two preceding paragraphs are in addition to the Purchaser's rights pursuant to Section 15. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment, delay, waiver or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, or the first opening of the Nasdaq National Market on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1 under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to Shareholders in connection with the Offer be promptly disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, 'business day' has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the

Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms. For information with respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to Shareholders and investor response. If the Purchaser should decide to change the price offered or the percentage of securities sought of any of the Common Stock or Warrants, such change will be applicable to all Shareholders who hold any of such respective class of securities.

     The Merger Agreement provides that the Company will supply the Parent with the Company's Shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, by the Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects.

SECTION 2.  PROCEDURES FOR TENDERING SHARES

     Valid Tender. For a Shareholder validly to tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) certificates for tendered Shares ('Share Certificates') must be received by the Depositary at one of such addresses or
(ii) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering Shareholder must comply with the guaranteed delivery procedures set forth below.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Common Stock at the Depositary Trust Company ('DTC') and the Philadelphia Depository Trust Company (collectively, the 'Book-Entry Transfer Facilities') for purposes of the Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a 'Book-Entry Confirmation.'

     DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term 'Agent's Message' means a message transmitted by electronic means by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     Participants in DTC may tender their Shares in accordance with DTC's Automated Tender Offer Program ('ATOP'), to the extent it is available to such participants for the Shares they wish to tender. A Shareholder tendering through ATOP must expressly acknowledge that the Shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such Shareholder.

     If Rights Certificates have been distributed to holders of Shares, such holders are required to tender, or (if such procedure is available) make book-entry transfer of, Rights Certificates representing a number of Rights equal to the number of Shares being tendered in order to effect a valid tender of such Shares.

     Warrants may not be tendered by book-entry transfer or ATOP. Neither Book-Entry Confirmations, Agent's Messages nor ATOP procedures are available with respect to Warrants.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled 'Special Delivery Instructions' or the box entitled 'Special Payment Instructions' on the Letter of Transmittal or (b) if such Shares are tendered for the account of a member firm of a national securities exchange registered with the Securities and

Exchange Commission or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States (an 'Eligible Institution'). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Share Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a Shareholder desires to tender Shares pursuant to the Offer and such Shareholder's Share Certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shareholder's tender may be effected if all the following conditions are met:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the Share Certificates and Rights Certificates, representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery, or in the case of the Rights Certificates, three business days after the date Rights Certificates are distributed to Shareholders. A 'trading day' is any day on which the New York Stock Exchange (the 'NYSE') is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and if the Distribution Date has occurred, Rights Certificates for (or a timely Book-Entry Confirmation, if available, with respect to) such Rights (unless the Purchaser elects, in its sole discretion, to make payment for such Shares pending receipt of the Rights

Certificates for, or a Book-Entry Confirmation, if available, with respect to, such Rights), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Shareholders may be paid at different times depending upon when Share Certificates (or Rights Certificates) or Book-Entry Confirmations with respect to Shares (or Rights, if available) are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     The Purchaser's acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering Shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering Shareholder irrevocably appoints designees of the Purchaser as such Shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Shareholder's rights with respect to the Shares tendered by such Shareholder and accepted for payment by the Purchaser. All such proxies will be irrevocable and considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such Shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special, adjourned or postponed meeting of the Company's Shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of Shareholders.

     The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's Shareholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular Shareholder whether or not similar defects or irregularities are waived in the case of other Shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

     Backup Withholding. In order to avoid 'backup withholding' of federal income tax on payments of cash pursuant to the Offer, a Shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such Shareholder's correct taxpayer identification number ('TIN') on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Shareholder is not subject to backup withholding. If a Shareholder does not provide such Shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such Shareholder and the payment of cash to such Shareholder pursuant to the Offer may be subject to backup withholding of 31% of the amount of such payment. All Shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary).

     Noncorporate foreign Shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

SECTION 3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after December 19, 1997.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates or Rights Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates or Rights Certificates, the serial numbers shown on such Share Certificates or Rights Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Rights have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. See Sections 1, 10 and 15. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of Shares in order to comply in whole or in part with any applicable laws, including, without limitation, the HSR Act and antitrust statutes in Germany, Belgium, Ireland, Italy, Mexico and Sweden. See Section 16. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's Offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any Shareholder pursuant to the Offer will be the highest per Share consideration paid to any other Shareholder of the same class pursuant to the Offer.


     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will he made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering Shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Shareholders.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Shareholders, the Purchaser's obligation to make such payments shall be satisfied and tendering Shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary, the Dealer Manager and the Information Agent.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, Share Certificates for any such unpurchased Shares will be returned, without expense to the tendering Shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

SECTION 5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the 'Code'), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering Shareholder will recognize gain or loss equal to the difference between the amount of cash received by the Shareholder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares tendered by the Shareholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be.

     If Shares are held by a Shareholder as capital assets, gain or loss recognized by the Shareholder will be capital gain or loss, which will be long-term capital gain or loss subject to a maximum rate of 20% if the Shareholder's holding period for the Shares exceeds 18 months. Under present law, an individual will be taxed on his or her net capital gain at a rate of 28% for property held 18 months or less, but more than one year. Special rules (and generally lower maximum rates) apply for individuals in lower tax brackets. Long-term capital gains recognized by a corporate Shareholder will be taxed at a maximum federal marginal tax rate of 35%.

     THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

SECTION 6.  PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES

     The Common Stock is listed on the Nasdaq National Market System (the 'Nasdaq Stock Market') under the symbol 'XUPS.' The following table sets forth the high and low sales prices per share of Common Stock, as reported in publicly available sources for the periods indicated. The Company did not pay any dividends on the Common Stock during such periods.

                                                                                            HIGH    LOW
                                                                                            ----    ---
1995:
  First quarter..........................................................................   $20     $15 3/4
  Second quarter.........................................................................    23      14 1/4
  Third quarter..........................................................................    25 1/2  17
  Fourth quarter.........................................................................    20 3/4  13 7/8
1996:
  First quarter..........................................................................    15 1/4   8 3/4
  Second quarter.........................................................................    17 1/2   8 1/2
  Third quarter..........................................................................    13 1/8   8 3/4
  Fourth quarter.........................................................................    15 1/4   9 3/4
1997:
  First quarter..........................................................................    16 1/2  10 5/8
  Second quarter.........................................................................    12 1/8   8 1/8
  Third quarter..........................................................................    24 3/8  11 3/4
  Fourth quarter (through October 14, 1997)..............................................    23 1/4  22 15/64

     On July 8, 1997, the last full trading day prior to the first public announcement of Danaher Corporation's ('Danaher') intention to commence a tender offer for the Shares of the Company, the last reported sale price of the Common Stock was $12 7/8 per share. On July 9, 1997, the date of the announcement of Danaher's intention to commence a tender offer and the last full trading day before commencement of Danaher's tender offer, the last reported sale price of the Common Stock was $20 5/8. On October 15, 1997, the last full trading day prior to the first public announcement of the intention to commence the Offer, the last reported sale price of the Common Stock was $22 1/4 per share. On October 17, 1997, the last full day prior to the commencement of the Offer, the last reported sale price of the Common Stock was $28 9/16.

     SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.

     The Warrants do not pay dividends. No price quotations are available for the Warrants.

SECTION 7.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal offices at 8609 Six Forks Road, Raleigh, North Carolina 27615. According to the Company's Annual Report on Form 10-K for 1996 (the 'Company 10-K'), the Company's principal line of business is the design, manufacture, marketing and servicing of a broad line of uninterruptible power systems ('UPS'), related equipment, and power management and facilities monitoring software. UPS products protect computers and other sensitive electronic equipment against electrical power distortions and interruptions by providing temporary backup power from batteries in the event of an outage. More sophisticated UPS products also provide additional protection by continuously cleaning and conditioning electrical power. The

Company's broad range of UPS products include small systems for use with personal computers, workstations, client/server platforms, telecommunications hardware, servers/intranets, hubs/routers, and large standard or customized systems for use with mainframe computers, data centers and similar applications. The Company's power management software products monitor, track and communicate electrical power data and other related environmental events in an enterprise's power, network and computer systems infrastructure that can threaten performance of information technology ('IT') systems, thereby giving network and facilities managers the ability to control their IT and power systems more effectively.

     Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company 10-K and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (the 'Company 10-Q'). More comprehensive financial information is included in the Company 10-K, the Company 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such information. The Company 10-K, the Company 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under 'Available Information.'

                         EXIDE ELECTRONICS GROUP, INC.
                         SELECTED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            NINE MONTHS                FISCAL YEAR ENDED
                                                           ENDED JUNE 30,                SEPTEMBER 30,
                                                        --------------------    --------------------------------
                                                          1997        1996        1996        1995        1994
                                                        --------    --------    --------    --------    --------
Income Statement Data:
  Net Sales..........................................   $417,518    $315,445    $459,936    $390,978    $363,983
  Net Earnings (Loss) Applicable to Common
     Shareholders Before Extraordinary Item..........        (60)    (11,965)    (11,065)      6,793       8,385
Primary Earnings (Loss) per Share:
  Net Earnings (Loss) Before Extraordinary Item......       0.23       (1.26)      (1.15)       0.84        1.07
  Net Earnings (Loss)................................      (0.01)      (1.26)      (1.15)       0.84        1.07
Balance Sheet Data (at end of period):
  Total Assets.......................................    506,441     502,141     489,474     256,451     224,676
  Working Capital....................................    118,282     121,509     115,867     105,543      93,337
  Long Term Debt and Subordinated Notes..............    220,678     250,181     232,267      80,258      58,400
  Redeemable Preferred Stock.........................     18,739      18,170      18,312          --      10,000
  Total Shareholders' Equity.........................     93,872      95,360      96,339      83,767      67,462

     Subordinated Notes. There are approximately $125,000,000 outstanding principal amount of 11 1/2% Senior Subordinated Notes due 2006 of the Company (the 'Notes'). Upon a change of control of the Company (which would include the consummation of the Offer) or the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors (which would be the case if, as pursuant to the Merger Agreement, the Purchaser designates, and the Company elects, such number of directors as is equal to the product of the total number of directors on the Board multiplied by the percentage that the aggregate number of Shares of Common Stock beneficially owned by the Parent or its affiliates bears to the total number of Shares of Common Stock then outstanding), each holder of Notes will have the right to demand that the Company offer to repurchase the holder's Notes at 101% of their principal amount, plus accrued interest, within ten days of the consummation of the Offer. A 'Continuing Director' as the term applies to the Notes, means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the indenture governing the Notes or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election. Parent is exploring alternatives with respect to the Notes. Parent believes that adequate funds would be available to make such repurchases.

     Projected Financial Information. Prior to entering into the Merger Agreement, the Purchaser conducted a due diligence review of the Company and in connection with such review received certain non-public information from the Company. The non-public information included, among other things, projected financial information (the 'Financial Model') for fiscal years ending September 30, 1997 to 2000. The Financial Model was prepared by the Company's management based on numerous assumptions, including among others, the estimated 1997 financial results and projections of revenue, net gross profit, operating expenses, depreciation and amortization, capital expenditures and working capital requirements. Set forth below is a summary of projected income statement and cash flow items for fiscal years ending September 30, 1997 to 2000. None of the assumptions in the Financial Model give effect to the Offer, the Merger or the financing thereof or the potential combined operations of the Parent and the Company after consummation of such transactions.

     THE COMPANY HAS ADVISED THE PURCHASER THAT IT DOES NOT AS A MATTER OF COURSE DISCLOSE PROJECTIONS AS TO FUTURE REVENUES OR EARNINGS, AND THE PROJECTIONS DISCUSSED IN THE FINANCIAL MODEL WERE NOT INTENDED TO FORECAST LIKELY OR ANTICIPATED OPERATING RESULTS, BUT INSTEAD WERE MERELY ONE SCENARIO INTENDED TO AID THE COMPANY IN SETTING INTERNAL GOALS AND ILLUSTRATING CAPITAL NEEDS. THE PROJECTIONS DISCUSSED IN THE FINANCIAL MODEL WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PROJECTIONS. THE FORECASTED INFORMATION IS INCLUDED HEREIN SOLELY BECAUSE SUCH INFORMATION WAS FURNISHED TO PARENT AND PURCHASER OR ITS FINANCIAL ADVISORS. ACCORDINGLY, THE INCLUSION OF THE PROJECTIONS IN THIS OFFER SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT OR PURCHASER OR THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS OR THEIR RESPECTIVE OFFICERS AND DIRECTORS CONSIDER SUCH INFORMATION TO BE ACCURATE OR RELIABLE, AND NONE OF SUCH PERSONS ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY THEREFORE. THE FINANCIAL MODEL WAS PREPARED FOR INTERNAL USE AND IS SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO VARIOUS INTERPRETATIONS AND PERIODIC REVISION BASED UPON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENT. IN ADDITION, BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE FINANCIAL MODEL ARE INHERENTLY SUBJECT TO SIGNIFICANT

ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND THE CONTROL OF THE COMPANY AND/OR PARENT AND/OR PURCHASER, THERE CAN BE NO ASSURANCE THAT THE FINANCIAL MODEL WILL BE REALIZED. ACCORDINGLY, IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE SET FORTH BELOW.

                         EXIDE ELECTRONICS GROUP, INC.
                           SUMMARY BUSINESS PLAN FOR
                               COMPANY OPERATIONS
                                 (IN MILLIONS)

                                                                                                 PROJECTED
FY-ENDED OR                                                                 ESTIMATED    --------------------------
ENDING 9/30                                                                   1997        1998      1999      2000
-------------------------------------------------------------------------   ---------    ------    ------    ------
Revenues.................................................................    $ 578.0     $650.0    $750.0    $850.0
EBITDA...................................................................       67.7       81.4     101.0     122.7
EBIT.....................................................................       45.3       58.9      76.8      98.0
Pre-Tax Income...........................................................       19.1       35.8      54.8      77.1
Net Income(1)............................................................        9.5       18.3      29.5      41.7
EPS(2)...................................................................    $  0.80     $ 1.62    $ 2.61    $ 3.69
Cash Flow Items
Depreciation.............................................................    $  10.8     $ 12.6    $ 13.2    $ 13.7

                                                                                                 PROJECTED
FY-ENDED OR                                                                 ESTIMATED    --------------------------
ENDING 9/30                                                                   1997        1998      1999      2000
-------------------------------------------------------------------------   ---------    ------    ------    ------
Amortization.............................................................       11.6        9.9      11.0      11.0
Capital Expenditures.....................................................       10.6       16.0      16.0      18.0
Net Source/(Use) of Working Capital......................................       (4.9)       2.0     (10.8)     (9.8)

------------------
(1)  Figures are before payment of preferred stock dividends.

(2)  Project EPS based on 11.3 million fully diluted shares outstanding.

     Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's Shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the Nasdaq Stock Market, Reports Section, at 1753 K Street, Washington, D.C. 20006.

     Company Information. The information concerning the Company contained in this Offer to Purchase has been provided by the Company. Although the Parent and the Purchaser do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

SECTION 8.  CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

     Parent is an English public limited company with its principal executive offices located at BTR House, Carlisle Place, London, SW1P 1BX.

     The Purchaser is a newly incorporated Delaware corporation and an indirect wholly owned subsidiary of the Parent which to date has not conducted any business other than in connection with the Offer and the Merger. The principal executive offices of the Purchaser are located at c/o BTR Inc., Stamford Harbor Park, 333 Ludlow Street, Stamford, Connecticut 06902.

     Except as set forth in this Offer to Purchase, neither Parent, Purchaser or any other affiliate of Parent nor, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons (collectively, the 'Purchaser Entities'), beneficially owns an equity security of the Company, and no Purchaser Entity, or, to the best knowledge of Parent, Purchaser, or any other affiliate of Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, no Purchaser Entity, or, to the best knowledge of any Purchaser Entity, any of the persons listed in
Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding proxies. Except as set forth in this Offer to Purchase, no Purchaser Entity, or, to the best knowledge of any Purchaser Entity, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any Purchaser Entity, or their respective subsidiaries, or, to the best knowledge of any Purchaser Entity, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission.

SECTION 9.  BACKGROUND OF THE OFFER

     On June 10, 1997, Danaher, a Delaware Corporation, began attempts to negotiate a plan of merger with the Company. On June 18, 1997, the Chief Executive Officer of Danaher and the Company initiated discussions of a possible business combination and a negotiated plan of merger at an offering price of $20.00 per Share. On June 24, 1997, a representative of Merrill Lynch, Danaher's financial advisor, spoke to a representative of Lazard Freres & Co. LLC ('Lazard Freres'), the Company's investment banker. The representative of Lazard Freres said that the Company Board believed Danaher's proposed price was inadequate and that the Company Board was not willing to furnish non-public information to Danaher without a standstill agreement. On June 25, 1997, Danaher's Chief Executive Officer spoke to the Company's Chief Executive Officer and said that because a negotiated transaction would be in the best interests of Danaher and the Company, Danaher was prepared to increase its offer to $22.00 per Share subject to confidential due diligence and negotiations, that Danaher would agree not to propose a transaction at a lower price for six months and that Danaher would agree to a two month standstill. At the Company's request, Danaher said that it would agree that if the Company and Danaher could not reach a negotiated transaction within a two month period, Danaher would commence a tender offer at $22.00 per share unless there had been a material adverse change in the Company, in which case Danaher would agree to a one year standstill. On July 8, 1997, the Company informed Danaher that the Company would not provide confidential information to Danaher. On July 9, 1997, Danaher publicly announced the terms of its tender offer at an offering price of $20.00 per share of Common Stock and Preferred Stock and $6.525 per Warrant. On July 10, 1997, Danaher commenced their offer.

     In August 1997, the Company's investment banker, Lazard Freres, contacted Parent to determine whether Parent was interested in investigating a potential transaction with the Company. Parent determined that it was and entered into a confidentiality and standstill agreement dated as of August 29, 1997.

     On September 15, 1997, representatives of Parent met with representatives of the Company to discuss the Company's products and business, and the potential benefits of a combination of the Company with Parent's Control Systems business. At that time, Parent retained Wasserstein Perella as its financial advisor.

     Parent was advised by the Company's investment banker that there were other potential bidders and that the Parent should submit an indication of what it might be willing to pay. On September 19, 1997, Parent communicated to the Company's investment banker a non-binding indication of interest that it was willing to pay a price of at least $25.00 per share of Common Stock, subject to the approval of Parent's Board and to satisfactory completion of due diligence.

     Commencing the week of September 22, 1997, Parent conducted due diligence investigations of the Company which included meetings with Company personnel, data review, presentations, plant tours and question and answer sessions. The due diligence investigations included personnel from Parent and from its Control Systems business, as well as its investment banking, accounting, legal, technology and other advisors. Parent and its representatives met with senior and divisional management of the Company. The due diligence investigation was substantially completed by October 1, 1997, although information continued to be provided thereafter.

     Subsequently, the Company's investment banker advised Parent that it was requesting potential bidders to submit final bids by the close of business on October 14, 1997. Parent communicated to the Company that, subject to obtaining approval of Parent's Board of Directors, it was prepared to pay a price meaningfully in excess of $25.00 per share. On October 12, 1997, Parent's Board of Directors met and approved the acquisition of the Company. During the period October 12 through October 15, 1997, the parties met to discuss changes that Parent would require to the Company's preferred form of merger agreement.

     On October 13, 1997, Parent communicated to the Company that it was prepared to acquire the Company at a price of $26.50 per share of Common Stock. Subsequently, the Company's investment banker confirmed to Parent that, in order to prevail against other bidders in acquiring the Company, Parent needed to increase its offer and to submit its final bid by 5:00 p.m. on October 14, 1997. The parties continued to discuss documentation and Parent submitted a bid of $28.00 per share of Common Stock just prior to the Company's Board meeting scheduled for 4:00 p.m. on October 15, 1997. During a recess in the meeting of the Company's Board of Directors and as a result of communications from the Company's investment banker on certain documentation issues and regarding price, Parent increased its bid to $29.00 per share of Common Stock. Subsequently, the Company's Board of Directors unanimously approved the Merger Agreement and (for purposes of the Company's Rights Agreement, Section 203 of the Delaware General Corporation Law and the acknowledgement required of the Company in order to permit certain stockholders to enter into the Stockholder Agreement) the Stockholder Agreement. The Company's Board of Directors also adopted resolutions
(i) stating that the Merger Agreement was in the best interest of the shareholders, and (ii) calling for the Company to file a Solicitation/Recommendation Statement on Schedule 14D-9 recommending that stockholders tender their Shares pursuant to the Offer.

     In the morning of October 16, 1997, the Stockholder Agreement was executed by Parent, the Purchaser and other parties thereto. Then the Merger Agreement was executed by Parent, the Purchaser and the Company and a press release announcing the execution of the definitive agreements was issued by both Parent and the Company.


SECTION 10.  THE MERGER AGREEMENT; THE STOCKHOLDER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement and the Stockholder Agreement. This summary is qualified in its entirety by reference to the Merger Agreement and the Stockholder Agreement which are incorporated by reference and copies of which have been filed with the Commission as exhibits to the Schedule 14D-1. The Merger Agreement and the Stockholder Agreement may be examined and copies may be obtained at the places set forth in Section 7 of the Offer to Purchase.

     (a) The Merger Agreement

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 15, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Purchaser agrees to purchase all such shares of Common Stock at a price of $29.00 per share of Common Stock and all such Warrants at a price of $15.525 per Warrant. The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser will not decrease the price per Share or change the form of consideration payable in the Offer, decrease the number of Shares or Warrants sought to be purchased in the Offer, change the conditions set forth in the Offer, waive or reduce the Minimum Condition below 50% of the fully diluted shares of Common Stock, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of any Shares; provided, however, that if all the conditions to the Offer are then satisfied or waived, the Parent, in order to permit the Merger to become effective without a meeting of Shareholders in accordance with Section 253 of the DGCL, shall have the right (i) to extend the Offer for a period or periods aggregating up to ten business days from the then effective Expiration Date; provided, that prior to any such extensions referred to in this clause (i), Parent and the Purchaser shall deliver to the Company a written notice that all conditions to the consummation of the Offer are permanently deemed to be satisfied except for a failure of the Minimum Condition to occur or any other such conditions the failure of which to be satisfied results from an intentional breach thereof by the Company and (ii) thereafter to extend the Offer with the prior written consent of the Company; and provided further that Parent may extend the Offer to the extent required by law or regulation. If the conditions to the Offer have not been satisfied or waived by the Parent, Parent will extend the Offer from time to time for the shortest time periods which it reasonably believes are necessary until the consummation of the Offer.

     One-Step Transaction. As indicated above, the Merger Agreement contemplates a two-step transaction in which, following consummation of the Offer, the Merger occurs. As described under 'The Merger' below, the Merger will require the affirmative vote of holders of 80% of the outstanding voting shares. Parent and the Company intend to proceed simultaneously with an alternative to this two-step transaction in which the Company pursues a cash merger at the Offer Price. This One-Step Transaction would require the affirmative vote of a majority of the Company's outstanding voting stock. In the event the Minimum Condition is not fulfilled, the Merger Agreement contemplates that the Offer will be terminated and Parent and the Company will seek to implement the One-Step Transaction.

     Recommendation. The Merger Agreement provides that, subject to the conditions thereof, the Board of Directors of the Company has (i) determined that the Offer and the Merger are fair and in the best interests of the Company and its Shareholders, (ii) approved an amendment to the Rights Agreement such that the Purchaser does not become an 'Acquiring Person' thereunder to the extent of its acquisition of Shares pursuant to the Merger Agreement and the Stockholder Agreement and (iii) resolved to recommend acceptance of the Offer and approval and adoption of the Merger and the Merger Agreement by the Company's Shareholders.

     The Merger. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with Delaware law, at the Effective Time, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the 'Surviving Corporation'). At the option of the Parent, the Company shall be merged into the Purchaser or another wholly owned subsidiary. The Merger Agreement provides that the Parent, Purchaser and the Company shall use their reasonable best efforts to consummate the Merger as soon as practicable.

     Under the Company's Certificate of Incorporation, in the event of a merger with a shareholder owning 20% or more of the outstanding Common Stock the approval of the Board of Directors of the Company and the affirmative vote of holders of 80% of the outstanding shares are required to approve and adopt such a merger. Thus, if the Purchaser consummates the Offer, the Merger will require the affirmative vote of the holders of 80% of the outstanding voting shares. The achievement of the Minimum Condition will provide the Purchaser with sufficient voting power to approve the Merger. In the event of a merger with a shareholder owning less than 20% of the outstanding Common Stock, the Company's Certificate of Incorporation requires the approval of the Board of Directors of the Company and the affirmative vote of a majority of the Company's outstanding voting stock. If the Company and Parent chose to pursue the One-Step Transaction, shareholders owning a majority of the Company's outstanding voting stock could approve the cash merger at the Offer Price.

     Section 203 of the DGCL prevents certain 'business combinations' with an 'interested stockholder' (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the Board of Directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Board of Directors of the Company has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby for the purposes of Section 203 of DGCL. Unless the Merger is consummated pursuant to the short-form merger provisions of the DGCL described below, the only remaining required corporate action of the Company will be the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders as described in the preceding paragraph.


     Pursuant to the Merger Agreement, the Company will, if required by the Company's Certificate of Incorporation and/or applicable Delaware law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its Shareholders (the 'Special Meeting') as soon as practicable following the acceptance for payment and purchase of the Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger and the adoption of the Merger Agreement. The Merger Agreement provides that the Company will (a) prepare and file with the Commission a Preliminary Proxy Statement and (b) use its best efforts to (x) obtain and furnish the information required to be included by the Commission in a definitive Proxy Statement and (y) obtain the necessary approvals of the Merger and the Merger Agreement from its Shareholders. The Board of Directors of the Company, subject to the fiduciary obligations of the Board under applicable law, will include in the Proxy Statement the recommendation of the Board that the Shareholders of the Company vote in favor of the approval of the Merger and the Merger Agreement. Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by Parent, the Purchaser or any of its other subsidiaries in favor of the Merger and adoption of the Merger Agreement. If the Purchaser acquires at least 80% of the Common Stock on a fully diluted basis, the Purchaser will have sufficient voting power to approve the Merger, even if no other Shareholder votes in favor of the Merger.

     The Merger Agreement provides that in the event that Parent, the Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Common Stock on a fully diluted basis, pursuant to the Offer or otherwise, Parent, the Purchaser and the Company will, at the request of Parent and subject to the terms and conditions of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of Shareholders of the Company, in accordance with Section 253 of the DGCL.

     Conversion of Securities. At the Effective Time, (a) each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto, and Shareholders who perfect their dissenters' rights under Delaware law) shall be converted into the right to receive in cash the Stock Price and (b) each outstanding Warrant not purchased by the Parent in the Offer shall terminate and shall be converted into the right to receive in cash the amount (if any) by which the Stock Price applicable to one share of Common Stock exceeds the exercise price per share of such Warrant. Shares held by the Parent, Purchaser, any wholly owned subsidiary of the Parent or Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company, shall be canceled and retired. At the Effective Time, each issued and outstanding share of the Purchaser will be converted into and become the number of validly issued, fully paid and nonassessable shares of common stock of the surviving corporation equal to the number of Shares of Common Stock outstanding on a fully dilluted basis immediately prior to the Effective Time.


     Pursuant to the Merger Agreement, immediately prior to the earlier of (x) the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer and (y) the Effective Time, (a) each outstanding option to purchase Common Stock (an 'Option') granted under the Company's 1995 Employee Stock Option and Restricted Stock Plan, 1995 Directors Plan, 1989 Stock Option Plan and Non-Employee Directors Stock Option Plan (collectively, the 'Option Plans'), whether or not exercisable or vested, shall become fully exercisable and vested,
(b) each option which is then outstanding shall be canceled and (c) in consideration of such cancellation, and except to the extent that Parent and/or the Purchaser and the holder of any such option otherwise agree, immediately following consummation of the Offer, the Company shall pay to such holders of Options an amount in respect thereof equal to the product of (x) the excess of the Stock Price over the exercise price thereof and (y) the number of Common Shares subject thereto; provided that the foregoing shall be subject to the obtaining of any necessary consents of the Option holders, it being agreed that the Company and Parent will use their reasonable best efforts to obtain any such consents.

     In addition, pursuant to the Merger Agreement, immediately prior to the Effective Time, each outstanding right to purchase Common Shares (an 'ESPP Option') granted under the Company's ESPP shall be canceled and in consideration of such cancellation, and except to the extent that Parent or the Purchaser and the holder of any such ESPP Option otherwise agree, immediately prior to the Effective Time, the Company shall pay to such holders of ESPP Options an amount in respect thereof equal to the product of (a) the excess of the Stock Price over the Offering Price (as defined in the ESPP) thereof and (b) the number of Common Shares subject thereto (such payment to be net of taxes required by law to be withheld with respect thereto); provided that the foregoing shall be subject to the obtaining of any necessary consents of holders of ESPP Options, it being agreed that the Company and Parent will use their best reasonable best efforts to obtain any such consents.

     Appraisal Rights. If the Merger is consummated, each Shareholder of the Company who has neither voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with
Section 262 of the DGCL, if such right exists, shall be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his Shares, exclusive of any element of value arising from the accomplishment, or expectation, of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. If such holder fails to perfect, withdraws or otherwise loses his right of appraisal and payment, such dissenting shares of Common Stock, shall be treated as if they had been converted as of the Effective Time into the right to receive the Stock Price and such dissenting Warrants shall terminate and shall be treated as if they had been converted as of the Effective Time into the right to receive in cash the amount (if any) that the Stock Price exceeds the exercise price of the Warrant shall be treated as if they had been converted as of the Effective Time into the right to receive an amount equal to the Stock Price multiplied by the number of shares of Common Stock into which such shares would be converted. The Company shall give the Parent prompt notification of any dissenting Shareholders and the Parent shall be entitled to participate in all negotiations and proceedings with respect to such demands.

     Board of Directors. Upon payment by the Purchaser for the tendered Shares, subject to certain limitations, the Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board multiplied by the percentage that the aggregate number of shares of Common Stock beneficially owned by the Parent or its affiliates bears to the total number of shares of Common Stock outstanding. The Company shall, upon request of the Purchaser, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors. If the Purchaser's designees are so elected, prior to the Effective Time, the Board shall always have at least three members who are neither officers, directors, stockholders or designees of the Purchaser or any of its affiliates. The Company's obligation to appoint the Purchaser's designees to the Board of Directors is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     The Rights Agreement. The Company has declared a dividend of one Right for each outstanding share of Common Stock pursuant to the Rights Agreement. The Rights Agreement provides that in the event that a person becomes the beneficial owner of 15% or more of the outstanding Common Stock, each holder of a Right can receive Common Stock (or other property) of the Company having a value equal to two times the exercise price of $80 (the 'Rights Exercise Price'). In the event that the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or where 50% or more of the assets or earning power is sold or transferred, each holder of a Right can receive common stock of the acquiring company having a value equal to two times the Rights Exercise Price. As a condition of the Offer and pursuant to the Merger Agreement, the Company has taken all actions necessary to make the Rights inapplicable to the Offer, the Merger and the Stockholder Agreement effective immediately prior to the acceptance for payment of any Shares by the Purchaser pursuant to the Offer.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to the Parent and the Purchaser with respect to, among other things, its organization and qualifications, capitalization, authority, financial statements, public filings, litigation, compliance with law, employee benefit plans, intellectual property, environmental matters, granting of certain approvals, opinion of financial advisor, information in the Proxy Statement, tax status and the absence of any material adverse effects on the Company since June 30, 1997. The Parent and the Purchaser have made customary representations and warranties to the Company with respect to, among other things, its organization and qualifications, authority and financing.

     Covenants. The Merger Agreement contains certain restrictive covenants as to the conduct of Company, the Parent, the Purchaser and the Surviving Company in contemplation of the Merger including, without limitation, access by the Parent and the Purchaser to information concerning the Company, use of reasonable best efforts to consummate the Merger, use of reasonable best efforts to obtain all consents necessary for the consummation of the Merger, maintenance by the Surviving Company of employee benefit arrangements substantially similar to existing arrangements for two years and notification of the other parties of certain matters.

     Conduct of Business of the Company. The Company agrees that, except with the prior written consent of the Parent, during the period from execution of the Merger Agreement to the Effective Time, the Company and its subsidiaries will conduct operations only in the ordinary course of business consistent with past practice and will use reasonable best efforts to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and key employees and to preserve the good will of those having business relationships with it.

     Solicitation. Pursuant to the Merger Agreement, the Company represents and warrants to, and covenants and agrees with, Parent and Purchaser that neither Company nor any of its Subsidiaries has any agreement, arrangement or understanding with any potential acquiror that, directly or indirectly, would be violated, or require any payments, by reason of the execution, delivery and/or consummation of the Merger Agreement. The Company shall, and shall cause its subsidiaries and use its best efforts to cause its and their officers, directors, employees, investment bankers, attorneys and other agents and representatives to, immediately cease any existing discussions or negotiations with any person (including a 'person' as defined in Section 13(d)(3) of the Exchange Act) other than Parent or Purchaser (a 'Third Party') heretofore conducted with respect to any Acquisition Transaction (as hereinafter defined). The Company shall not, and shall cause its subsidiaries and use its best efforts to cause its and their officers, directors, employees, investment bankers, attorneys and other agents and representatives not to, directly or indirectly,
(x) solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any third party with respect to, or that could reasonably be expected to lead to, any acquisition or purchase of a material portion of the assets (other than in the ordinary course of business) or business of, or any significant equity interest in (including by way of a tender offer), or any amalgamation, merger, consolidation or business combination with, or any recapitalization or restructuring, or any similar transaction involving, the Company or any of its subsidiaries (the foregoing being referred to collectively as an 'Acquisition Transaction') or (y) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction or enter into, approve or recommend any agreement, arrangement or understanding requiring Company to abandon, terminate or fail to consummate the Offer and/or the Merger or any other transaction contemplated thereby. Notwithstanding anything to the contrary in the foregoing, the Company may, prior to the purchase of Shares pursuant to the Offer, in response to an unsolicited written proposal with respect to an Acquisition Transaction involving the acquisition of all of the Shares (or all or substantially all of the assets of Company and its Subsidiaries) from a Third Party, (i) furnish or disclose non-public information to such Third Party and (ii) negotiate, explore or otherwise communicate with such Third Party, in each case only if (a) after being advised by (x) its outside counsel with respect to its fiduciary obligations and (y) Lazard Freres with respect to the financial terms of any such proposed Acquisition Transaction, the Board of Directors of the Company

determines reasonably and in good faith by a majority vote that taking such action is necessary in the exercise of its fiduciary obligations under applicable law (the proposal with respect to an Acquisition Transaction meeting the requirements of this clause (a), a 'Superior Proposal'), (b) prior to furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, such Third Party, the Company receives from such Third Party an executed confidentiality agreement with terms no less favorable in the aggregate to Company than those contained in the confidentiality agreement between Parent and the Company (except that no 'standstill provisions' shall be required from any person that at the date thereof has commenced a tender offer for Shares of the Company), but which confidentiality agreement shall not provide for any exclusive right to negotiate with Company or any payments by the Company and (c) Company advises Parent of all such non-public information delivered to such Third Party concurrently with such delivery; provided, however, that Company shall not, and shall cause its affiliates not to, enter into a definitive agreement with respect to a Superior Proposal unless (x) the Company concurrently terminates the Merger Agreement in accordance with the terms thereof and pays any amounts required under Article VIII of the Merger Agreement and (y) such agreement permits Company to terminate it if it receives a Superior Proposal, such termination and related provisions to be on terms no less favorable to Company, including as to fees and reimbursement of expenses, as those contained in the Merger Agreement.

     The Merger Agreement provides that the Company shall promptly (but in any event within one day of Company becoming aware of same) advise Parent of the receipt by Company, any of its subsidiaries or any of Company's bankers, attorneys or other agents or representatives of any inquires or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 6.08(a) of the Merger Agreement. The Company shall promptly (but in any event within one day of the Company becoming aware of same) provide Parent with a copy of any such inquiry or proposal in writing and a written statement with respect to any such inquiries or proposals not in writing, which statement shall include the identity of the parties making such inquiries or proposal and the terms thereof. The Company shall, from time to time, promptly (but in any event within one day of the Company becoming aware of same) inform Parent of the status and content of and material developments (including the calling meetings of the Board to take action with respect to such Acquisition

Transaction) with respect to any discussions regarding any Acquisition Transaction with a Third Party. For the avoidance of doubt, Company agrees that it will not enter into any agreement with respect to a Superior Proposal unless and until Parent has been given notice of the identity of the parties making such Superior Proposal, the material terms thereof and material developments referred to in the preceding sentence at least two business days prior to the entering into such agreement.

     Indemnification. Pursuant to the Merger Agreement, for not less than six years after the Effective Time, all rights to indemnification now existing in favor of any employee, agent, officer or director of the Company and its subsidiaries, as provided in an agreement between the Company or one of its subsidiaries and such employee, or otherwise in effect on the date of the Merger, shall remain in full force and effect. Parent also agrees to indemnify all directors and officers of the Company ('Indemnified Parties') to the fullest extent allowed under applicable law with respect to all acts and omissions arising out of such individuals' services as officers or directors of the Company or as trustees or fiduciaries of any plan for the benefit of employees occurring prior to the Effective Time. If such Indemnified Party becomes involved in any action or proceeding, without limitation, Parent agrees to pay the Indemnified Party's reasonable legal and other expenses, provided, however, Parent shall not, in connection with separate but substantially similar actions arising out of the same allegations, be liable for fees and expenses of more than one separate firm of attorneys. Parent shall be entitled to participate in the defense of any such action or proceeding. Parent agrees to leave the current policies for officer and director liability insurance in effect at the Effective Time in place for not less than six years from the Effective Time.

     Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for performance of any obligations or other acts of any other party, (b) waive any inaccuracy in representations and warranties contained in the Merger Agreement or (c) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, provided, that, the Minimum Condition may not be waived by the Purchaser without the consent of the Company so as to require to be validly tendered and not withdrawn prior to the Expiration Date that number of Common Shares which represents less than 50% of the outstanding Common Shares on a fully diluted basis on the date of purchase (not taking into account the Rights).

     Termination. The Merger Agreement provides that the Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, whether or not approval thereof by the Shareholders has been obtained:

          (a) by the mutual written consent of Parent and the Company; or

          (b) by the Company if the Company is not in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement and if (i) the Purchaser fails to commence the Offer as provided in Section 1.01 of the Merger Agreement, (ii) the Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before April 30, 1998 or (iii) the Purchaser fails to purchase validly tendered Shares in violation of the terms of the Offer or the Merger Agreement; or

          (c) by Parent or the Company if (i) the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder and (ii) the conditions applicable to the One-Step Transaction the Merger Agreement shall not have been satisfied; provided, however, that Parent may terminate the Merger Agreement pursuant to this clause (c), only if Parent's or the Purchaser's termination or withdrawal of the Offer is not in violation of the terms of the Merger Agreement or the Offer; or

          (d) by Parent or the Company if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable; or

          (e) by the Company if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, (i) there shall have occurred, on the part of Parent or Purchaser, a material breach of any representation or warranty, covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within five business days after written notice of such breach is given by the Company to the party committing the breach or (ii) the Company (A) enters into a definitive agreement with respect to a Superior Proposal and (B) pays any termination fee and agrees to pay any other amounts required under Section 8.03(b) of the Merger Agreement; or

          (f) by Parent if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, (i) there shall have occurred, on the part of the Company, a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement which individually, or in the aggregate, if not cured would be reasonably likely to have a Material Adverse Effect on the Company and which is not curable or, if curable, is not cured within the later of (x) five business days after written notice of such breach is given by Parent to the Company and
     (y) the satisfaction of all conditions to the Offer not related to such breach or (ii) if the Board of Directors of the Company or committee thereof shall have withdrawn or modified, or shall have resolved to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of the Merger Agreement or any of the transactions contemplated thereby (it being agreed that for all purposes of the Merger Agreement the public disclosure of the fact that the Company has supplied a third party with information regarding the Company shall not by itself be deemed a withdrawal or modification in a manner adverse to Parent of the Board's approval or recommendation of the Merger Agreement or the transactions contemplated thereby) and the Board of Directors and such committee shall not have fully reinstated such approval or recommendations within two business days or shall have recommended, or shall have resolved to recommend, an Acquisition Transaction (other than the Offer and Merger) to the Shareholders and at least two business days shall have passed since such recommendation (or resolution); or

          (g) by Parent if it is not in material breach of its obligations hereunder or under the Offer and no Shares shall have been purchased pursuant to the Offer on or before April 30, 1998.

     Fees and Expenses. The Merger Agreement provides that whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

     In the event the Merger Agreement is terminated pursuant to Section 8.01(c), 8.01(e)(ii) or 8.01(f) of the Merger Agreement then the Company shall promptly reimburse Parent for the documented fees and expenses of Parent and the Purchaser related to the Merger Agreement, the transactions contemplated thereby and any related financing (subject to a maximum of $1,000,000) and in the event the Merger Agreement is terminated pursuant to Section 8.01(e)(ii) of the Merger Agreement then the Company shall promptly pay Parent a termination fee of $15,000,000 by wire transfer of same day funds to an account designated by Parent as a condition of such termination.

     The Merger Agreement provides that in the event that (i) any person shall have publicly disclosed a proposal regarding an Acquisition Transaction and (ii) following such disclosure, either (x) April 30, 1998 occurs without the Minimum Condition being satisfied or the requisite stockholder approval of the Merger being obtained (other than as a result of a material breach thereof by Parent or the Purchaser that has not been cured within the time period set forth in
Article VIII of the Merger Agreement) or (y) the Company breaches any of its material obligations thereunder and does not cure such breach within the time period set forth in Article VIII of the Merger Agreement or (z) if the Merger Agreement is terminated pursuant to Section 8.01(f)(ii), and (iii) not later than six months after any such termination the Company shall have entered into an agreement for an Acquisition Transaction, or an Acquisition Transaction shall have been consummated, then the Company shall promptly, but in no event later than immediately prior to, and as a condition of, entering into such definitive agreement, or, if there is no such definitive agreement then immediately upon consummation of the Acquisition Transaction, pay Parent a termination fee of $15,000,000 which amount shall be payable by wire transfer of same day funds to an account designated by the Parent.

          (b) The Stockholder Agreement

     Concurrently with the execution of the Merger Agreement, Parent and the Purchaser entered into the Stockholder Agreement with the Four Shareholders with respect to, in the aggregate, 2,273,033 shares of Common Stock (including shares issuable upon conversion of the Preferred Stock) owned by such Four Shareholders representing approximately 19.9% of the shares of Common Stock outstanding on October 16, 1997. The Four Shareholders are James A. Risher, President and Chief Executive Officer of the Company; Conrad A. Plimpton Trust, a trust for the benefit of Conrad A. Plimpton (Chairman of the Company's Board of Directors); Lance L. Knox 1990 Trust, a trust for the benefit of Lance L. Knox (a member of the Company's Board of Directors); and Fiskars Oy Ab ('Fiskars'), which is the holder of all of the Preferred Stock and beneficial owner of approximately 16.0% of the Common Stock. Pursuant to the Stockholder Agreement, each of the Four Shareholders has agreed to tender, in accordance with the terms of the Offer all shares subject to the Stockholder Agreement, except that Fiskars need not tender any shares of Common Stock issuable upon conversion of Preferred Stock until Fiskars receives two business days' notice that Parent and the Purchaser will consummate the Offer within five business days of such notice. Each of the Four Shareholders has agreed not to withdraw his shares subject to the Stockholder Agreement unless the Stockholder Agreement is terminated in accordance with its terms. Each of the Four Shareholders has granted Parent and the Purchaser an irrevocable option to purchase certain of such Four Shareholders' shares of Common Stock at the applicable Offer Price. The option will become exercisable following termination of the Merger Agreement pursuant to certain provisions of the Merger Agreement.


     Pursuant to the Stockholder Agreement, the Four Shareholders have agreed, at any meeting of the Shareholders, to vote all shares subject to the foregoing option in furtherance of the consummation of all actions contemplated by the Merger Agreement and against any proposal that would frustrate the terms of the Merger Agreement. The Four Shareholders have granted Parent and the Purchaser an irrevocable proxy to vote the shares subject to the foregoing option in favor of the Merger Agreement and the transactions contemplated thereby and against any proposed Acquisition Transaction. Pursuant to the Stockholder Agreement, each of the Four Shareholders has agreed, solely in its capacity as a stockholder of the Company, that neither it nor any controlled affiliates, representatives or agents of it would encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent or any of its affiliates or representatives) concerning any Acquisition Transaction. Each such Shareholder has also agreed to immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction.

     Each of the Four Shareholders has agreed that, except as contemplated by the Stockholder Agreement, it shall not (i) transfer, or consent to the transfer of, any or all of the Shares or any interest therein, (ii) enter into any contract, option, or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares, (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations under the Stockholder Agreement or the Merger Agreement.

     The covenants, agreements and proxy contained in the Stockholder Agreement will terminate upon the earlier of (a) the Effective Time, (b) one year following the execution of the Stockholder Agreement or (c) the termination of the Merger Agreement pursuant to certain terms.

SECTION 11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

     Purpose. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. Parent will consummate, as soon as practicable following the consummation of the Offer, the Merger. The purpose of the Merger is to acquire all capital stock of the Company not purchased pursuant to the Offer or otherwise. Pursuant to the Merger, each then outstanding share of Common Stock (other than Shares held by Parent or the Purchaser, any wholly owned subsidiary of Parent, in the treasury of the Company or by any wholly owned subsidiary of the Company or held by Shareholders who perfect any applicable dissenters' rights under the DGCL) will be converted into the right to receive an amount in cash equal to the Stock Price paid by the Purchaser pursuant to the Offer and each Warrant which has not been purchased by Parent in the Offer will be converted into the right to receive in cash the amount (if any) that the Stock Price exceeds the exercise price of the Warrant.

     Plans for the Company. In connection with the Offer, Parent and the Purchaser have reviewed, and will continue to review various possible business strategies that they might consider in the event that the Purchaser acquires control of the Company, whether pursuant to this Offer, the Merger or otherwise. Such strategies could include, among other things, changes in the Company's business, corporate structure, capitalization, management or dividend policy.

SECTION 12.  SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all of the Securities pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $362 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution from Parent.

     Parent intends to obtain funds for its capital contribution from a combination of internally generated funds and borrowings under existing credit arrangements available to it and its subsidiaries. The Offer is not conditioned on obtaining financing.

SECTION 13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     The Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the aggregate market value and per share price of any shares of Common Stock not purchased pursuant to the Offer, the Common Stock may no longer meet the standards of the National Association of Securities Dealers, Inc. (the 'NASD') for continued inclusion in the Nasdaq Stock Market, which require that an issuer have at least 200,000 publicly held shares with a market value of $1,000,000 held by at least 400 stockholders or 300 stockholders holding round lots and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000 depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Common Stock might nevertheless continue to be included in the Nasdaq Stock Market with quotations published in the Nasdaq 'additional list,' or in one of the 'local lists.' However, if the number of holders of Common Stock falls below 300, or if the number of shares of publicly held Common Stock falls below 100,000, or if there are not at least two market makers for such Common Stock, NASD rules provide that the Common Stock would no longer be 'qualified' for Nasdaq Stock Market reporting, and the Nasdaq Stock Market would cease to provide any quotations. Common Stock held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10% of the shares of Common Stock, ordinarily will not be considered as being publicly held for this purpose. If, as a result of the purchase of Common Stock pursuant to the Offer or otherwise, the Common Stock no longer meets the NASD requirements for continued inclusion in any tier of the Nasdaq National Market or in any other tier of the Nasdaq National Market, and the Common Stock is no longer included in any tier of the Nasdaq Stock Market, the market for such Common Stock could be adversely affected.


     In the event the Common Stock no longer meets the requirements of the NASD for inclusion in any tier of the Nasdaq Stock Market, quotations might still be available from other sources. The extent of the public market for Common Stock and availability of such quotations would, however, depend upon the number of holders of Common Stock remaining at such time, the interest in maintaining a market in the Common Stock on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

     The Warrants are not listed on any exchange or traded on the Nasdaq National Market.

     Exchange Act Registration. The Common Stock is currently registered under the Exchange Act. Registration of the Common Stock under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Stock is neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its Shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with Shareholders' meetings and the related requirement of furnishing an annual report to Shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions. Furthermore, the ability of 'affiliates' of the Company and persons holding 'restricted securities' of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Common Stock under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Common Stock is not terminated prior to the Merger, then the Common Stock will be delisted from all stock exchanges and the registration of the Common Stock under the Exchange Act will be terminated following the consummation of the Merger.

     The Warrants are not registered under the Exchange Act.

     Margin Regulations. Shares of Common Stock are currently 'margin securities' under the regulations of the Board of Governors of the Federal Reserve System (the 'Federal Reserve Board'), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of the Common Stock would no longer constitute 'margin securities' for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.


     The Warrants are not 'margin securities.'

SECTION 14.  DIVIDENDS AND DISTRIBUTIONS

     The Merger Agreement provides that, prior to the Effective Time, without the prior written consent of Parent, the Company will not (i) except for a semi-annual dividend on the Preferred Stock, declare or pay any dividend on its capital stock, (ii) except as explicitly permitted by the Merger Agreement, issue, sell or pledge (or authorize or propose the issuance, sale or pledge of) any additional shares of its capital stock or securities convertible into or exercisable or exchangeable for shares of its capital stock or (iii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding Shares.

SECTION 15.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Shares, unless there are validly tendered and not withdrawn prior to the Expiration Date that number of shares of Common Stock which represent at least 80% of the outstanding Common Shares on a fully diluted basis on the date of purchase (not taking into account the Rights). Furthermore, notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment of or pay for any tendered Shares until expiration of all applicable waiting periods under the HSR Act and applicable antitrust statutes in Belgium, Germany, Ireland, Italy, Mexico and Sweden, if applicable, and may, subject to the terms of the Merger Agreement, amend the Offer or postpone the acceptance for payment of tendered Shares if at any time on or after October 16, 1997, and before the Expiration Date, any of the following occur:

          (a) any order, preliminary or permanent injunction, decree, judgment or ruling in any suit, action or proceeding is entered that (i) makes illegal or otherwise directly or indirectly restrains or prohibits the acquisition by Parent or Purchaser of any Shares under the Offer or the making or consummation of the Offer or the Merger, the performance by the Company of any of its material obligations under the Merger Agreement or the consummation of any purchase of Shares contemplated by the Merger Agreement or related agreements, (ii) prohibits or limits the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or compels the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or the Merger, (iii) imposes material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the

     Company or (iv) prohibits Parent or any of its subsidiaries from effectively controlling in any material respect the business or operation of the Company and its subsidiaries, taken as a whole; or

          (b) any law is enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action is taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that results, directly or indirectly, in any of the consequences referred to in clauses (i) through
     (iv) of paragraph (a) above; or

          (c) any Material Adverse Effect (as defined in the Merger Agreement) on the Company has occurred; or

          (d) (i) the Board of Directors of the Company or any committee thereof withdraws or modifies in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement and does not fully reinstate such approval or recommendation within two business days of such withdrawal or modification, or approves or recommends any Acquisition Transaction or (ii) the Company enters into any agreement to consummate any Acquisition Transaction; or

          (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality are not true and correct, or any such representations and warranties that are not so qualified are not true and correct in any respect (when taken together with all other failures of such representations and warranties to be true and correct) that would have a Material Adverse Effect (as defined in the Merger Agreement), on the Company, in each case at the date of the Merger Agreement and at the scheduled expiration of the Offer (as though made as of such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date) which have been not been cured within the time period specified in Article VIII of the Merger Agreement; or

          (f) the Company and the Purchaser and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

          (g) the Company shall have breached or failed to perform in any material respect any of its material obligations, covenants or agreements under the Merger Agreement; or

          (h) there shall have occurred, and continued to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the Nasdaq National Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Great Britain, (iii) a commencement of a war, armed hostilities or other national or international crisis directly involving the United States or Great Britain (other than an action involving United Nations' personnel), or (iv) in the case of any of the foregoing clauses (i) through (iii) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (i) it shall have been publicly disclosed, or Purchaser shall have otherwise learned after the date of the Merger Agreement that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates.

     The foregoing conditions are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived (except that the Minimum Condition may not be waived or amended without the consent of the Company so as to require to be validly tendered and not withdrawn prior to the Expiration Date that number of shares of Common Stock which represents less than 50% of the outstanding Common Stock on a fully diluted basis on the date of purchase (not taking into account the Rights)) by Parent or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

SECTION 16.  CERTAIN LEGAL MATTERS

     General. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the Commission, neither the Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or (ii) any approval or other action, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or action would be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or Parent or that certain parts of the businesses of the Company, the Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Sections 10 and 15.

     United States Antitrust Approvals. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the 'FTC'), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the 'Antitrust Division') and the FTC and certain waiting period requirements have been satisfied. Parent intends to file a Notification and Report Form with respect to the Offer and the Merger Agreement promptly.

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Parent intends to make such filing on October 20, 1997. Accordingly, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on November 4, 1997 unless Parent receives a request for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Sections 10 and 15.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result.

     Litigation. On July 29, 1997, Danaher and PQR Acquisition Corporation ('PQR') filed a verified complaint for Declaratory and Injunctive Relief against the Company and its Directors (the 'Complaint') in the Court of Chancery of the State of Delaware pursuant to the Company's refusal to approve a proposed plan of merger with Danaher and PQR, a wholly owned subsidiary of Danaher (the 'Proposed Merger'). The Complaint alleges, among other things, that: (i) refusal by the Company Board to redeem the Rights or make them inapplicable to the PQR tender offer constitutes a violation of its fiduciary duties; (ii) certain amendments to the

Company's By-laws constitute a breach of the defendants' fiduciary duties; (iii) the failure to render Section 203 of the DGCL inapplicable to the PQR tender offer and the Proposed Merger is a breach of fiduciary duty; and (iv) the adoption of any defensive measure by the defendants which has the effect of impeding, thwarting, frustrating or interfering with the proposed merger or that would prevent a future board of directors from complying with its fiduciary duties would constitute a breach of the defendants' fiduciary duties.

     PQR seeks declaratory and injunctive relief as follows: (i) an order compelling the defendants to redeem the Rights or to amend the Rights Agreement so as to make it inapplicable to the PQR tender offer, (ii) an order compelling the Board to render Section 203 of the DGCL inapplicable to the proposed purchase, (iii) an order compelling the Board to call a special meeting of its stockholders, (iv) an order enjoining the Board from taking any action that would impede or interfere with the offer or the exercise by the Company's stockholders of their franchise, (v) an order invalidating the amendments to the Company's By-Laws, (vi) an order awarding Plaintiff their costs and expenses in the action and (vii) such other relief as the Court deems just and proper.

     As of October 10, 1997, the litigation was pending and inactive while discovery is undertaken.

     Other State Laws. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, Shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE

Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the Indiana Control Share Acquisition Act was constitutional. Such Act, by its terms, is applicable only to corporations that have a substantial number of Shareholders in Indiana and are incorporated there. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 15.

     Other Antitrust Approvals. According to the Company 10-K, the Company owns property in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions, including Germany, Belgium, Ireland, Italy, Mexico and Sweden may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

SECTION 17.  FEES AND EXPENSES.

     Wasserstein Perella is acting as Dealer Manager in connection with the Offer and serving as financial advisor to the Purchaser and Parent in connection with the Merger. As compensation for such services, Parent has agreed to pay Wasserstein Perella a fee of $500,000 upon commencement of the Offer and $3,000,000 upon the first to occur of the consummation of the Offer or the Merger. In addition, Parent has agreed to reimburse Wasserstein Perella for its reasonable out-of-pocket expenses, including, without limitation, reasonable fees and disbursements of its counsel, incurred in connection with the Offer and the Proposed Merger or otherwise arising out of Wasserstein Perella's engagement, and has also agreed to indemnify Wasserstein Perella (and certain affiliated persons) against certain liabilities and expenses, including, without limitation, certain liabilities under the federal securities laws. Wasserstein Perella may from time to time in the future render various investment banking services to Parent and its affiliates, for which it is expected it would be paid customary fees.

     MacKenzie Partners, Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee Shareholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

     ChaseMellon Shareholder Services, L.L.C. has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

     Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

SECTION 18.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


     No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Parent not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     The Purchaser and Parent have filed with the Commission a Tender Offer Statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained in the manner set forth in Section 7 with respect to the Company (except that such material will not be available at the regional Offices of the Commission).

Dated: October 20, 1997

                                   SCHEDULE I
            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

     Parent. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent as of October 15, 1997. Except as otherwise noted, the business address of each such person is BTR House, Carlisle Place, London, SW1P 1BX. Unless indicated, each such person is a citizen of the United Kingdom and has held his or her present position as set forth below for the past five years. Directors of Parent are indicated by an asterisk.

                                                      CITIZENSHIP, PRINCIPAL OCCUPATION OR EMPLOYMENT,
NAME                                                              5-YEAR EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------
Robert Casson Brown.......................  Head of Legal, BTR plc, 1989-1993. Appointed Company Secretary BTR
                                            plc in 1993.

C. R. Burns...............................  In 1990 joined Hawker, Siddeley, acquired by BTR in 1991. Appointed
                                            Chief Executive, Aerospace & Batteries Group in 1993. Appointed a
                                            Regional Chief Executive of BTR in 1994 and in the same year appointed to the Board.

P. H. M. Buysse...........................  Belgian. Joined Hansen Transmissions in 1987. Appointed Chief
                                            Executive, BTR Engineering and Dunlop Overseas Group in 1991.
                                            Appointed a Regional Chief Executive of BTR in 1994 and in the same year appointed to the Board.

E. O. M. Eilledge.........................  Joined the Board in 1995 and appointed Chairman in 1996. Formerly
                                            Senior Partner of Ernst & Young and Chairman of Ernst & Young
                                            International. Non-executive director of BG plc.

R. F. Faircloth...........................  American. In 1974 joined Huyck Corporation, acquired by BTR in 1980.
                                            Appointed President of Paper Group in 1983 and joined the BTR Board in 1988. Chief Operating Officer of BTR from 1991 until executive retirement in 1995. Non-executive director of The National Grid Group plc.

A. Gomez..................................  French. After holding senior positions with St. Gobain SA was, for 14 years, Chairman and Chief Executive Officer of Thomson-CSF, the
                                            French consumer, electronics and defense company. Currently
                                            Vice-President Directeur General of SEFIMEG, a French property company. Joined the BTR Board in 1997.

J. J. S. Marshall.........................  After holding senior positions with Hanson and BAA, appointed Chief
                                            Executive of De La Rue plc in 1989. Joined the Board in 1995.
                                            Non-executive director of Camelot Group plc and holds other non-executive directorships.

K. A. O'Donovan...........................  Joined BTR in 1991 as Finance Director. Formerly a partner with Ernst
                                            & Young.

S. M. Robertson...........................  Former Chairman of Kleinwort Benson Group plc having joined the group in 1963. Spent substantially all career in corporate finance, including heading the Bank's operations in the US between 1979 and
                                            1983. Holds other non-executive directorships including John Mowlem and Company plc, Incheape plc and J W O'Connor and Company Inc. in
                                            New York. Joined the BTR Board in 1997.

I. C. Strachan............................  Joined BTR and appointed to the Board in April 1995. Appointed Chief
                                            Executive in January 1996. Formerly Deputy Chief Executive of RTZ
                                            Corporation plc after having held senior positions with Exxon
                                            Corporation.

J. S. Thompson............................  American. In 1975 joined Stowe Woodward, acquired by BTR in 1976.
                                            Appointed President of BTR Inc. in 1993. Appointed a Regional Chief
                                            Executive of BTR in 1994 and in the same year appointed to the Board.

G. J. Yardley.............................  In 1951 joined Newey & Eyre, acquired by BTR in 1983. Appointed
                                            Managing Director of Newey & Eyre in 1974. Appointed to the BTR Board
                                            in 1988. Executive Director (Europe) from 1988 until executive retirement in 1991. Chairman of Graham Group plc and Partco Group
                                            plc.

     The Purchaser. The name and position with the Purchaser of each director and executive officer of the Purchaser are set forth below. Except as otherwise noted, the business address of each such person is c/o BTR Inc., Stamford Harbor Park, 333 Ludlow Street, Stamford, Connecticut 06902. Unless otherwise indicated, each such person is a citizen of the United Kingdom and has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individuals name refers to employment with parent.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND                                             MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
POSITION HELD                                                  AND BUSINESS ADDRESSES THEREOF
------------------------------------------  ---------------------------------------------------------------------
C.R. Burns................................  In 1990 joined Hawker, Siddeley, acquired by BTR in 1991. Appointed
                                            Chief Executive, Aerospace & Batteries Group in 1993. Appointed a
                                            Regional Chief Executive of BTR in 1994 and in the same year appointed to the Board. Appointed Director of BTR Acquisition
                                            Corporation in 1997.

Robert J. C. Easton.......................  Director of International Mergers and Acquisitions at Wasserstein
                                            Perella & Company Ltd, 1990-1995. Director of Corporate Finance &
                                            Planning at Trafalgar House plc, 1995-1996. Appointed Manager of BTR
                                            Corporate Development in 1996. Appointed Director of BTR Acquisition
                                            Corporation in 1997.

William J. Richardson.....................  Chief Executive of BTR Batteries Group from 1992-1993. Appointed Group
                                            Chief Executive of BTR Batteries Group in 1993. Appointed Director of BTR Acquisition
                                            Corporation in 1997.

John B. Saunders..........................  Director of Corporate Planning and Development of Smithkline Beecham
                                            plc from 1988-1995. Appointed Director of BTR Corporate Strategy &
                                            Development in 1996. Appointed Director of BTR Acquisition
                                            Corporation in 1997.

David J. Stevens..........................  Associate General Counsel & Assistant Secretary of SmithKilne Beecham
                                            plc from 1991-1995. Group Legal Director & Company Secretary of Forte
                                            plc from 1995-1996. Appointed General Counsel of BTR plc in 1996.
                                            Appointed Director of BTR Acquisition Corporation in 1997.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Shareholder of the Company or such Shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

         BY MAIL:                   BY HAND:            BY OVERNIGHT COURIER:
  ChaseMellon Shareholder   ChaseMellon Shareholder    ChaseMellon Shareholder
     Services, L.L.C.           Services, L.L.C.          Services, L.L.C.
   Post Office Box 3301    120 Broadway - 13th Floor     85 Challenger Road
South Hackensack, NJ 07606     New York, NY 10271      Mail Drop Reorg. Dept.
   Attn: Reorganization       Attn: Reorganization    Ridgefield Park, NJ 07660
        Department                 Department
                    Facsimile Transmission: (201) 329-8936
                      Confirmation of Fax: (201) 296-4860

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           MACKENZIE PARTNERS, INC.
                               156 FIFTH AVENUE
                           NEW YORK, NEW YORK 10010
                         (212) 929-5500 (CALL COLLECT)
                                      OR
                        (800) 322-2885 (CALL TOLL FREE)

                     The Dealer Manager for the Offer is:

                        WASSERSTEIN PERELLA & CO., INC.
                              31 West 52nd Street
                           New York, New York 10019
                         (212) 969-2700 (Call Collect)